Exhibit 10.5

EXECUTION VERSION
TRANCHE B-6 REFINANCING AND INCREMENTAL AMENDMENT (this “Refinancing and Incremental Amendment”), dated as of September 30, 2016, to the Sixth Amended and Restated Credit Agreement originally dated as of July 17, 2006 and amended and restated as of April 24, 2015 (as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) among Windstream Services, LLC, a Delaware limited liability company (the “Borrower”), the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Administrative Agent”), and the other agents party thereto.
WHEREAS, (a) pursuant to Section 2.19 of the Credit Agreement, the Borrower has requested Credit Agreement Refinancing Indebtedness in the form of Other Term Loans in an aggregate principal amount not exceeding $597,000,000, the proceeds of which shall be used, together with cash on hand, to refinance in full (concurrently with the effectiveness of this Refinancing and Incremental Amendment) the Tranche B-6 Term Loans outstanding before giving effect to this Refinancing and Incremental Amendment (the “Existing Tranche B-6 Term Loans”); and (b) pursuant to Section 2.01(i) of the Credit Agreement, the Borrower has requested additional Incremental Term Loans pursuant to an Incremental Facility in an aggregate principal amount not exceeding $150,000,000 (such Incremental Term Loans, together with the Other Term Loans referred to in clause (a) of this paragraph, the “New Tranche B-6 Term Loans”), the proceeds of which shall be used (i) to redeem all or a portion of the Borrower’s outstanding 7.875% notes due 2017 and to pay related fees and expenses and (ii) for general corporate purposes, including without limitation to refinance in full or in part any other series of outstanding notes of the Borrower or its Subsidiaries and to pay related fees and expenses;
WHEREAS, in accordance with Sections 2.01(i) and 2.19 of the Credit Agreement, (x) the New Tranche B-6 Term Loans shall constitute a separate tranche of Term Loans in an aggregate principal amount not exceeding $747,000,000 and shall be secured on a pari passu basis with the existing Loans and shall have the other terms and conditions set forth herein and in the Credit Agreement as amended hereby, (y) the Incremental Term Loans shall constitute an additional tranche of loans which shall be part of the New Tranche B-6 Term Loans and (z) this Refinancing and Incremental Amendment shall not require the consent of any Lenders other than the Continuing Tranche B-6 Lenders and the Additional Tranche B-6 Lenders (each as defined below);
WHEREAS, each existing Tranche B-6 Lender (each, an “Existing Tranche B-6 Lender”) that executes and delivers a signature page to this Refinancing and Incremental Amendment in the form of Annex I hereto (a “Lender Addendum”) will thereby (i) agree to the terms of this Refinancing and Incremental Amendment and (ii) agree to continue all (or such lesser amount as the Lead Arranger may allocate) of its Existing Tranche B-6 Term Loans outstanding on the Amendment Effective Date as New Tranche B-6 Term Loans (such continued Existing Tranche B-6 Term Loans, the “Continued Tranche B-6 Term Loans” and all such Lenders, collectively, the “Continuing Tranche B-6 Lenders”; the Existing Tranche B-6 Lenders that are not Continuing Tranche B-6 Lenders, collectively, the “Non-Continuing Tranche B-6 Lenders”) in a principal amount equal to the aggregate principal amount of its Existing Tranche B-6 Term Loans;

WHEREAS, each Person (other than a Continuing Tranche B-6 Lender in its capacity as such) that agrees to make New Tranche B-6 Term Loans (collectively, the “Additional Tranche B-6 Lenders”) will make New Tranche B-6 Term Loans to the Borrower on the Amendment Effective Date (the “Additional Tranche B-6 Term Loans”) in an amount equal to its Additional Tranche B-6 Commitment (defined below);
WHEREAS, the Continuing Tranche B-6 Lenders and the Additional Tranche B-6 Lenders (collectively, the “New Tranche B-6 Term Lenders”) are severally willing to continue their Existing Tranche B-6 Term Loans as New Tranche B-6 Term Loans and/or to make Additional Tranche B-6 Term Loans as New Tranche B-6 Term Loans, as the case may be, subject to the terms and conditions set forth in this Refinancing and Incremental Amendment; and
WHEREAS, the New Tranche B-6 Term Loans will have the same terms as the Existing Tranche B-6 Term Loans except as otherwise amended hereby;
WHEREAS, on and after the Amendment Effective Date, the New Tranche B-6 Term Loans shall be deemed “Tranche B-6 Term Loans” for the purpose of the Credit Agreement as amended hereby;
WHEREAS, the Borrower has engaged JPMorgan Chase Bank, N.A. and/or its designated affiliates to act as sole and exclusive lead arranger and bookrunner in respect of the New Tranche B-6 Term Loans (in such capacities, the “Lead Arranger”); and
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Credit Agreement as amended hereby.
SECTION 2. New Tranche B-6 Term Loans.
(a)Subject to the terms and conditions set forth herein, each Continuing Tranche B-6 Lender (i) severally agrees to continue all (or such lesser amount as the Lead Arranger may allocate) of its Existing Tranche B-6 Term Loans as New Tranche B-6 Term Loans in a principal amount equal to the principal amount of its Existing Tranche B-6 Term Loans (or such lesser amount as the Lead Arranger may allocate; any such principal amount of Existing Tranche B-6 Term Loans not allocated by the Lead Arranger to continue as New Tranche B-6 Term Loans, the “Non-Allocated Existing Term Loans”) and (ii) shall be deemed for the purpose of the Credit Agreement as amended hereby to have made a New Tranche B-6 Term Loan in an aggregate principal amount equal to the aggregate principal amount of its Existing Tranche B-6 Term Loans minus the principal amount of its Non-Allocated Existing Term Loans (if any) on the Amendment Effective Date.

(b)Subject to the terms and conditions set forth herein, each Additional Tranche B-6 Lender severally agrees to make a New Tranche B-6 Term Loan to the Borrower on the Amendment Effective Date in a principal amount equal to its Additional Tranche B-6 Commitment, which amount shall be made available to the Administrative Agent in immediately available funds in accordance with the Credit Agreement. The “Additional Tranche B-6 Commitment” of any Additional Tranche B-6 Lender will be the amount set forth opposite such Additional Tranche B-6 Lender’s name on Schedule 1 hereto. On the Amendment Effective Date, the proceeds of the Additional Tranche B-6 Term Loans (i) to the extent constituting Other Term Loans, shall be applied to prepay (A) the Existing Tranche B-6 Term Loans of the Non-Continuing Tranche B-6 Lenders and (B) the Non-Allocated Term Loans of the Continuing Tranche B-6 Lenders; and (ii) to the extent constituting the Incremental Term Loans, will be used (A) to redeem all or a portion of the Borrower’s outstanding 7.875% notes due 2017 and to pay related fees and expenses and (B) for general corporate purposes, including without limitation to refinance in full or in part any other series of outstanding notes of the Borrower or its Subsidiaries and to pay related fees and expenses.

(c)The continuation of Continued Tranche B-6 Term Loans may be implemented pursuant to other procedures specified by the Administrative Agent (in consultation with the Borrower), including by repayment of Continued Tranche B-6 Term Loans of a Continuing Tranche B-6 Lender from the proceeds of New Tranche B-6 Term Loans followed by a subsequent assignment to it of New Tranche B-6 Term Loans in the same amount.

(d)On the Amendment Effective Date, (i) each Non-Continuing Tranche B-6 Lender shall have its Existing Tranche B-6 Term Loans prepaid in full, and the Borrower shall pay to each Non-Continuing Tranche B-6 Lender all accrued and unpaid interest on, and premiums and fees related to, such Non-Continuing Tranche B-6 Lender’s Existing Tranche B-6 Term Loans to, but not including, the Amendment Effective Date; and (ii) each Continuing Tranche B-6 Lender with Non-Allocated Term Loans shall have its Non-Allocated Term Loans prepaid in full, and the Borrower shall pay to each such Continuing Tranche B-6 Lender all accrued and unpaid interest on, and premiums and fees related to, such Continuing Tranche B-6 Lender’s Non-Allocated Term Loans to, but not including, the Amendment Effective Date.

(e)For the avoidance of doubt, on and after the Amendment Effective Date, (i) the New Tranche B-6 Term Loans shall constitute a single Class of Loans under the Credit Agreement; and (ii) the New Tranche B-6 Term Lenders shall constitute a single Class of Lenders under the Credit Agreement.
SECTION 3. Amendments to the Credit Agreement. In accordance with Sections 2.01(i) and 2.19 of the Credit Agreement and effective as of the Amendment Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: stricken text) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex II hereto.
SECTION 4. Representations and Warranties. To induce the other parties hereto to enter into this Refinancing and Incremental Amendment, the Borrower represents and warrants that:

(a)As of the Amendment Effective Date, this Refinancing and Incremental Amendment has been duly authorized, executed and delivered by it. This Refinancing and Incremental Amendment and the Credit Agreement (in each case, as of the Amendment Effective Date) constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)The representations and warranties of each Loan Party set forth in the Loan Documents that are qualified by materiality are true and correct, and the representations and warranties that are not so qualified are true and correct in all material respects, in each case, as of the Amendment Effective Date (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty is true and correct or true and correct in all material respects, as applicable, as of such earlier date).

(c)As of the Amendment Effective Date, (i) no Event of Default has occurred and is continuing or shall result from this Refinancing and Incremental Amendment or the consummation of the transactions contemplated hereby, (ii) the Borrower is in compliance on a Pro Forma Basis (after giving effect to this Refinancing and Incremental Amendment and the consummation of the transactions contemplated hereby) with the covenants contained in Sections 6.13 and 6.14 of the Credit Agreement recomputed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement and (iii) the Secured Leverage Ratio on a Pro Forma Basis (after giving effect to this Refinancing and Incremental Amendment and the consummation of the transactions contemplated hereby) computed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement does not exceed 2.25 to 1.0.
SECTION 5. Amendment Effective Date. This Refinancing and Incremental Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which each of the following conditions shall have been satisfied:
(a)The Administrative Agent shall have received (i) a counterpart signature page of this Refinancing and Incremental Amendment duly executed by each of the Borrower and the Administrative Agent and (ii) a Lender Addendum or a counterpart to this Refinancing Amendment, as applicable, executed and delivered by each New Tranche B-6 Term Lender.

(b)The conditions set forth in Sections 4.03(a) and (b) of the Credit Agreement shall be satisfied on and as of the Amendment Effective Date, and the Administrative Agent shall have received a certificate (in form and substance reasonably acceptable to the Administrative Agent), dated as of the Amendment Effective Date and signed by a Responsible Officer of the Borrower, to such effect.

(c)The representations and warranties set forth in Section 4(c) of this Refinancing and Incremental Amendment shall be true and correct in all respects on and as of the Amendment Effective Date, and the Administrative Agent shall have received a certificate (in form and substance reasonably acceptable to the Administrative Agent), dated as of the

Amendment Effective Date and signed by a Financial Officer of the Borrower, certifying as to such representations and warranties, together with reasonably detailed calculations demonstrating compliance with clauses (ii) and (iii) of such Section 4(c).

(d)The Administrative Agent shall have received the favorable legal opinions of (i) Freshfields Bruckhaus Deringer US LLP, New York counsel to the Loan Parties, and (ii) John P. Fletcher, Esq., general counsel of the Borrower, in each case addressed to the Lenders, the Administrative Agent, the Collateral Agent and each Issuing Bank and dated the Amendment Effective Date, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(e)The Administrative Agent shall have received a Borrowing Request in respect of the New Tranche B-6 Term Loans, which shall be in compliance with the notice requirements set forth in Section 2.03 of the Credit Agreement as amended hereby.

(f)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of execution, delivery and performance of this Refinancing and Incremental Amendment, the performance of the Credit Agreement and each other applicable Loan Document and any other legal matters relating to the Wireline Companies or the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(g)Each Loan Party not a party hereto shall have entered into a reaffirmation agreement in form and substance reasonably satisfactory to the Administrative Agent.

(h)The Borrower shall have paid all fees and amounts due and payable pursuant to this Refinancing and Incremental Amendment and/or any letter agreements or fee letters by and between the Borrower and the Lead Arranger (collectively, “Engagement Letter”), including, to the extent invoiced, reimbursement or payment of documented and reasonable out-of-pocket expenses in connection with this Refinancing and Incremental Amendment and any other out-of-pocket expenses of the Administrative Agent and the Lead Arranger required to be paid or reimbursed pursuant to the Credit Agreement or the Engagement Letter; provided that it is understood and agreed that the Additional Tranche B-6 Lenders may net the fees and expenses described in this paragraph from the proceeds of the Additional New Tranche B-6 Term Loans prior to providing such proceeds to the Administrative Agent for distribution to the Borrower.

(i)The New Tranche B-6 Term Lenders shall have received, no later than three Business Days prior to the Amendment Effective Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested by the Administrative Agent or any New Tranche B-6 Term Lender that such Person reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act, that has been reasonably requested at least five Business Days in advance of the Amendment Effective Date.

(j) The prepayment of (A) the Existing Tranche B-6 Term Loans of the Non-Continuing Tranche B-6 Lenders and (B) the Non-Allocated Term Loans of the Continuing Tranche B-6 Lenders, in each case, shall have been consummated or, substantially concurrently with the incurrence (or continuation) of the New Tranche B-6 Term Loans, shall be consummated.

The Administrative Agent shall notify the Borrower and the New Tranche B-6 Term Lenders of the Amendment Effective Date and such notice shall be conclusive and binding.

SECTION 6. Effect of Refinancing and Incremental Amendment.

(a)Except as expressly set forth herein, this Refinancing and Incremental Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(b)From and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby. This Refinancing and Incremental Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

(c)This Refinancing and Incremental Amendment shall be deemed to be a “Refinancing Amendment” and an “Incremental Facility Amendment”, each as defined in the Credit Agreement.
SECTION 7. GOVERNING LAW.    THIS REFINANCING AND
INCREMENTAL AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 8. Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent promptly after receipt of a written request for its documented and reasonable out-of-pocket expenses in connection with this Refinancing and Incremental Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.
SECTION 9. Counterparts. This Refinancing and Incremental Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic imaging means of an executed counterpart of a signature page to this Refinancing and

Incremental Amendment shall be effective as delivery of an original executed counterpart of this Refinancing and Incremental Amendment.
SECTION 10. Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Refinancing and Incremental Amendment.
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IN WITNESS WHEREOF, the parties hereto have caused this Refinancing and Incremental Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

WINDSTREAM SERVICES, LLC, as the Borrower

By:	/s/ Robert E. Gunderman
Name:	Robert E. Gunderman
Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as an Additional Tranche 13-6 Lender

By:	/s/ Davide Migliardi
Name:	Davide Migliardi
Title:	Vice President

Lender Signature Pages on File with the Administrative Agent

ANNEX I
LENDER ADDENDUM TO REFINANCING AMENDMENT
NO. 1
This Lender Addendum (this “Lender Addendum”) is referred to in, and is a signature page to, the Tranche B-6 Refinancing and Incremental Amendment (the “Refinancing and Incremental Amendment”) dated as of September 30, 2016 to the Sixth Amended and Restated Credit Agreement originally dated as of July 17, 2006 and amended and restated as of April 24, 2015 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Windstream Services LLC, a Delaware limited liability company (the “Borrower”), JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacity, the “Administrative Agent”), the lenders party thereto and the other agents parties thereto. Capitalized terms used but not defined in this Lender Addendum have the meanings assigned to such terms in the Refinancing and Incremental Amendment.
By executing this Lender Addendum as a Continuing Tranche B-6 Lender, the undersigned institution agrees (A) to the terms of the Refinancing and Incremental Amendment and the Credit Agreement as amended thereby and (B) on the terms and subject to the conditions set forth in the Refinancing and Incremental Amendment and the Credit Agreement as amended thereby, to continue all of its Existing Tranche B-6 Term Loans (or such lesser amount as the Lead Arranger may allocate) as Continued Tranche B-6 Term Loans on the Amendment Effective Date. The undersigned institution hereby makes the election to (A) convert all of its Existing Tranche B-6 Term Loans (or such lesser amount as the Lead Arranger may allocate) into Continued Tranche B-6 Term Loans pursuant to a cashless conversion on the Amendment Effective Date or (B) have all of its Existing Tranche B-6 Term Loans (or such lesser amount as the Lead Arranger may allocate) repaid on the Amendment Effective Date and fund in or purchase for cash a like amount of New Tranche B-6 Term Loans pursuant to procedures specified by the Administrative Agent.

☐    OPTION A - Cashless Conversion Election
☐    OPTION B - Cash Funding Election
Principal Amount of Existing Tranche B-6 Term Loans held: $

Name of Institution:

Executing as a Continuing Tranche B-6 Lender: By: Name: Title: For any institution requiring a second signature line: By: Name: Title:

ANNEX II
AMENDMENTS TO CREDIT AGREEMENT

[Changed pages to Credit Agreement follow]

TABLE OF CONTENTS

SCHEDULES:
Schedule 2.01 - Commitments
Schedule 3.05 - Real Properties
Schedule 3.06 - Disclosed Matters
Schedule 3.12 - Subsidiaries
Schedule 5.10 - Certain Regulated Subsidiaries
Schedule 6.01 - Existing Indebtedness
Schedule 6.02 - Existing Liens
Schedule 6.04 - Existing Investments
Schedule 6.09 - Transactions with Affiliates
Schedule 6.10 - Existing Restrictions
EXHIBITS:
Exhibit A - Form of Assignment and Assumption
Exhibit B - Form of Amended and Restated Guarantee Agreement
Exhibit C - Form of Amended and Restated Security Agreement

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT originally dated as of July 17, 2006, as amended and restated as of April 24, 2015, by and among WINDSTREAM SERVICES, LLC, a Delaware limited liability company, formerly known as WINDSTREAM CORPORATION, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, and Bank of America, N.A., Barclays Bank PLC, BNP Paribas, Citibank, N.A., CoBank, ACB, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., MUFG Union Bank, N.A., Royal Bank of Canada, SunTrust Bank and Wells Fargo Bank, N.A., as Co-Documentation Agents.
PRELIMINARY STATEMENTS
The Original Credit Agreement has been amended and restated in the form of the First ARCA, the Second ARCA, the Third ARCA, the Fourth ARCA and the Fifth ARCA (such terms and other capitalized terms used in these preliminary statements being defined in Section 1.01 hereof). Pursuant to the Sixth Amendment and Restatement Agreement, and upon satisfaction of the conditions set forth therein, the Fifth ARCA is being further amended and restated in the form of this Amended Agreement.
The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2007 Amendment Effective Date” means February 27, 2007. “2017 Notes” means the Borrower’s 7.875% senior notes due 2017. “2017 Notes Repayment Requirement” has the meaning assigned to such term in Section 5.09. “2020 Notes” means the Borrower’s 7.75% senior notes due 2020.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“AC Holdings” means Windstream Holdings of the Midwest, a Nebraska corporation.
“AC Holdings Bonds” means the 6 3/4% Notes due 2028 issued by AC Holdings in an aggregate principal amount not to exceed $100,000,000.
“AC Holdings Indenture” means the Indenture dated as of February 23, 1998 under which the AC Holdings Bonds were issued.
“Acquisition” means any purchase or acquisition by any Wireline Company in a single transaction or a series of transactions individually or, together with its Affiliates, of (a) any Equity Interests in another Person which are sufficient to permit such Wireline Company and its Affiliates to

Control such other Person or (b) all or substantially all of the assets of, or assets comprising a division, unit or line of business of, another Person, whether or not involving a merger or consolidation with such other Person. “Acquire” has a meaning correlative thereto.
“Act” has the meaning specified in Section 9.13.
“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not at the relevant time of determination an existing Lender and that agrees to provide any portion of any (a) Incremental Loans in accordance with Section 2.01(i) or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.19.
“Additional Tranche B-6 Lender” has the meaning assigned to such term in the Tranche B-6 Refinancing and Incremental Amendment.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its permitted successors in such capacity as provided in Article 8.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Assignee” has the meaning specified in Section 9.04(b)(ii)(B). “Affiliated Revolving Lender” has the meaning specified in Section 9.04(b)(ii)(B).
“Agents” means the Administrative Agent, the Collateral Agent, the Co-Documentation Agents, the Lead Arranger and the Joint Bookrunners and Arrangers.
“Agreement”, when used with reference to this Agreement, means this Amended Agreement, as amended by the Tranche B-6 Incremental Amendment and as it may bethe Tranche B-6 Refinancing and Incremental Amendment and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“All-in Yield” means, as to any Indebtedness on any date of determination, the yield thereon, based on the interest rate applicable to such Indebtedness on such date, including margin, original issue discount, upfront fees (with original issue discount and upfront fees being equated to interest margins for purposes of determining the yield on any Indebtedness assuming a four-year weighted average life), or otherwise; provided that “All-in Yield” shall not include arrangement, underwriting, structuring or similar fees paid to arrangers or fees that are not paid ratably to the market for such Indebtedness.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of

“Applicable Net Proceeds” has the meaning assigned to such term in Section 2.10(c)(ii).
“Applicable Rate” means, for any day and for any Loan, the following percentages per annum set forth opposite such Loans:

Class	Eurodollar Loans	ABR Loans
Revolving Loans	Applicable Leverage-Based Rate for Eurodollar Revolving Loans	Applicable Leverage-Based Rate for ABR Revolving Loans
Tranche B-5 Term Loan	2.75%	1.75%
Tranche B-6 Term Loan	5.004.00%	4.003.00%

Incremental Loan	Rate specified in the Incremental Facility Amendment

“Applicable Transaction” has the meaning specified in the definition of “Pro Forma Basis”.
“Approved Counterparty” means (a) any domestic financial holding company having capital and surplus in excess of $500,000,000 and the commercial paper of which is rated at least P-2 or the equivalent thereof by Moody’s or at least A-2 or the equivalent thereof by S&P or (b) any Affiliate of a Person meeting the requirements of clause (a) of this definition.

“Approved Counterparty Offer” has the meaning specified in Section 2.10(k)(ii). “Approved

Counterparty Offer Conditions” has the meaning specified in Section 2.10(k)(ii). “Approved Fund” has the meaning assigned to such term in Section 9.04(b).
“Asset Disposition” means (a) any sale, lease, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any assets of any Wireline Company pursuant to Section 6.05 (h), (k), (n) (but, in the case of clause (n), only to the extent (i) such assets were acquired after the Sixth ARCA Effective Date (including via the acquisition by a Wireline Company of any Person owning such assets) (any such acquisition of assets, an “Applicable Asset Acquisition”) with the proceeds of Indebtedness (the “Applicable Indebtedness”) or (ii) the proceeds of the sale of such assets would be required to be applied to prepay, repay or repurchase (or to offer to prepay, repay or repurchase) any Restricted Indebtedness (other than the Applicable Indebtedness) (such disposition under clause (i) or clause (ii), an “Applicable Asset Disposition”)) or (o), (b) the issuance by any Subsidiary of any Equity Interest, or (c) the receipt by any Subsidiary of any capital contribution, other than (x) any such issuance of an Equity Interest to, or the receipt of any such capital contribution from, another Wireline Company and (y) directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law; provided that, for purposes of Section 2.10(c), any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $25,000,000 shall not be deemed to be an Asset Disposition.

(b)the first day on which a majority of the members of the board of directors of Holdco or the Borrower are not Continuing Directors; or

(c)Holdco ceases to be the Beneficial Owner, directly or indirectly, of 100% of the outstanding Equity Interests of the Borrower.
“Charges” has the meaning specified in Section 9.14.
“Class” (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B-5 Term Loans, Tranche B-6 Term Loans, Incremental Loans, Other Revolving Loans or Other Term Loans, (b) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche B-6 Commitment, commitments in respect of any Incremental Facility, Other Revolving Commitments or Other Term Commitments and (c) when used in reference to any Lender, refers to whether such Lender is a Revolving Lender, Tranche B-5 Lender, Tranche B-6 Lender or Additional Lender.
“CLO” has the meaning specified in Section 9.04(b).
“Co-Documentation Agents” means (including with respect to the Tranche B-6 Term Loans made (or continued) on the Tranche B-6 Refinancing and Incremental Amendment Effective Date) Bank of America, N.A., Barclays Bank PLC, BNP Paribas, Citibank, N.A., CoBank, ACB, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., MUFG Union Bank, N.A., Royal Bank of Canada, SunTrust Bank and (other than with respect to the Tranche B-6 Term Loans made (or continued) on the Tranche B-6 Refinancing and Incremental Amendment Effective Date) Wells Fargo Bank, N.A..

“Code” means the Internal Revenue Code of 1986, as amended from time to time. “Collateral” means any and all “Collateral”, as defined in any applicable Security Document.
“Collateral Agent” means JPMorgan Chase Bank, N.A, in its capacity as collateral agent for the Secured Parties hereunder and under the other Loan Documents, and its permitted successors in such capacity as provided in Article 8.
“Collateral and Guarantee Requirement” means at any time the requirement that:

(a)the Collateral Agent shall have received from each Loan Party either (i) counterparts of the Guarantee Agreement and the Security Agreement, duly executed and delivered on behalf of such Loan Party, or (ii) in the case of any Person that becomes a Loan Party after the Sixth ARCA Effective Date, supplements to the Guarantee Agreement and the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person (within the time frames required thereby);

(b)all outstanding Equity Interests in and all outstanding promissory notes issued by any Wireline Company owned by or on behalf of any Loan Party shall have been pledged pursuant to the Security Agreement (except that (i) the Loan Parties shall not be required to pledge more than 66% of the outstanding voting Equity Interests in any Foreign Subsidiary or any Domestic Subsidiary substantially all of whose assets consist of Equity Interests in Foreign Subsidiaries, and (ii) no Equity Interests in any Person held by a Foreign Subsidiary shall be required to be pledged) and the Collateral Agent shall have received all certificates or other instruments representing such Equity Interests (except to the extent such Equity Interests are not represented by certificates or other instruments) and

Indebtedness of a Person other than a Wireline Company, (ii) any obligation constituting Indebtedness pursuant to clause (j) of the definition thereof, (iii) any Earn-out Obligation or obligation in respect of purchase price adjustment permitted pursuant to Section 6.01(a)(xvi) and (iv) any bonds or similar instruments in the nature of surety, performance, appeal or similar bonds.
“Consolidated Secured Debt” means, as of any date, the principal amount of Indebtedness of the Wireline Companies outstanding as of such date, determined on a consolidated basis, that is secured by a Lien on the assets of any such Wireline Company; provided that, for purposes of this definition, the term “Indebtedness” will not include (i) contingent obligations of any Wireline Company as an account party or applicant in respect of any letter of credit or letter of guaranty, unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness of a Person other than a Wireline Company, (ii) any obligation constituting Indebtedness pursuant to clause (j) of the definition thereof, (iii) any Earn-out Obligation or obligation in respect of purchase price adjustment permitted pursuant to Section 6.01(a)(xvi) and (iv) any bonds or similar instruments in the nature of surety, performance, appeal or similar bonds.
“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Borrower who:

(a)was a member of such board or directors on the Sixth ARCA Effective Date; or

(b)was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
“Continuing Tranche B-6 Lender” has the meaning assigned to such term in the Tranche B-6 Refinancing and Incremental Amendment.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Commitment” has the meaning specified in Section 9.04(b)(ii)(B).
“Credit Agreement Refinancing Indebtedness” shall mean Indebtedness constituting Other Revolving Commitments or Other Term Commitments incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, refund, renew, replace or refinance, in whole or part, existing Term Loans, existing Revolving Loans or existing Revolving Commitments, (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such exchanging, extending, renewing, replacing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt (and, in the case of Refinanced Debt consisting in whole or in part of unused Revolving Commitments (including unused Other Revolving Commitments), the amount thereof) except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon and fees and expenses (including upfront fees and original issue discount (“OID”)) in connection with such exchange, modification, refinancing, refunding, renewal, extension or replacement, and (ii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with 100% of the net proceeds of the applicable Credit Agreement Refinancing

“Excluded RUS Grant Assets” means any RUS Grant Funds, any RUS Pledged Deposit Account (as defined in the Security Agreement), any assets purchased with RUS Grant Funds and any proceeds of the foregoing.
“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient’s being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.16, or (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding taxes imposed pursuant to FATCA.

“Existing Incremental Loan Maturity Date” has the meaning specified in Section 2.07(d)(i).

“Existing Revolving Maturity Date” has the meaning specified in Section 2.07(d)(i).

“Existing Term Loan Maturity Date” has the meaning specified in Section 2.07(d)(i).
“Existing Tranche B-6 Term Loan” has the meaning assigned to such term in the Tranche B-6 Refinancing and Incremental Amendment.

“Extended Incremental Loan Maturity Date” has the meaning specified in Section 2.07(d)(ii).

“Extended Revolving Maturity Date” has the meaning specified in Section 2.07(d)(ii).

“Extended Term Loan Maturity Date” has the meaning specified in Section 2.07(d)(ii).

“Extending Revolving Lenders” has the meaning specified in Section 2.07(d)(ii).
“Extending Term Lenders” has the meaning specified in Section 2.07(d)(ii).
“Facilities” means the credit facilities provided to the Loan Parties under the Loan Documents.

such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or twelve months thereafter if, at the time of the relevant borrowing or conversion or continuation thereof, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and, (iii) the initial Interest Period with respect to any Incremental Term Loans made following the Sixth ARCA Effective Date shall end on such date as agreed between the Borrower and the Administrative Agent and (iv) the initial Interest Period with respect to the Tranche B-6 Term Loans made (or continued) on the Tranche B-6 Refinancing and Incremental Amendment Effective Date shall end on such date as agreed between the Borrower and the Administrative Agent. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Investment” has the meaning set forth in Section 6.04.
“Issuing Bank” means, as the context may require, JPMorgan Chase Bank, N.A., or, at any time and from time to time, up to three other Revolving Lenders that are designated in writing by the Borrower, are reasonably acceptable to the Administrative Agent, and that agree to issue one or more Letters of Credit hereunder and to report in writing to the Administrative Agent all activity with respect to such Letters of Credit in a manner reasonably satisfactory to the Administrative Agent, in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Joint Bookrunners and Arrangers” means (including with respect to the Tranche B-6 Term Loans made (or continued) on the Tranche B-6 Refinancing and Incremental Amendment Effective Date) Barclays Bank PLC, BNP Paribas, Citibank, N.A., CoBank, ACB, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., MUFG Union Bank, N.A., Royal Bank of Canada, SunTrust Robinson Humphrey, Inc. and (other than with respect to the Tranche B-6 Term Loans made

(or continued) on the Tranche B-6 Refinancing and Incremental Amendment Effective Date) Wells Fargo Securities LLC.

“Knowledge” means the actual knowledge of a Responsible Officer.

“Landlord” has the meaning given such term in the Master Lease.
“Latest Maturity Date” means, at any date of determination, the last to occur of (i) the latest stated final maturity date of any Term Loans, (ii) the stated final maturity date for any Other Term Loan or Other Revolving Commitment and (iii) the Revolving Maturity Date, in each case of clauses (i), (ii) and (iii), as extended for any Lender in accordance with this Agreement from time to time.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Reimbursement Obligations at such time. The LC Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.
“LC Reimbursement Obligations” means, at any time, all obligations of the Borrower to reimburse the Issuing Bank for amounts paid by it in respect of drawings under Letters of Credit, including any portion of such obligations to which Lenders have become subrogated by making payments to the Issuing Bank pursuant to Section 2.04(e).
“Lead Arranger” means J.P. Morgan Securities LLC.
“Lender Group” has the meaning specified in Section 9.16.

“Lender Group Member” has the meaning specified in Section 9.16.

“Lender Parties” means the Lenders, the Issuing Banks and the Agents.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party to this Agreement pursuant to an Assignment and Assumption and the terms and provisions in Section 9.04, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption and the terms and provisions in Section 9.04.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Debt as of such day to (b) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ended on such day (or, in the case of any calculation to be made on a Pro Forma Basis, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered or were required to be delivered pursuant to Section 5.01(a) or (b) before such day).
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the foregoing, the LIBO Rate (a) with respect to the Tranche B-5 Term Loans shall not be less than 0.75% per annum and (b) with respect toand the Tranche B-6 Term Loans shall not be less than 0.75% per annum.
“LIBO Screen Rate” has the meaning specified in the definition of “LIBO Rate”.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Sixth Amendment and Restatement Agreement, any Incremental Facility Amendment, any Refinancing Amendment and the Security Documents.
“Loan Parties” means the Borrower and the Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Mandatory Prepayment Provision” has the meaning specified in the definition of “Permitted Additional Debt”.
“Master Lease” means that certain Master Lease, dated as of April 24, 2015, between CSL National and the other entities set forth on Schedule 1 thereto, as Landlord, and Holdco, as Tenant, substantially in the form of such lease attached to the Form 10 as amended, supplemented or otherwise modified to the extent permitted by this Agreement.
“Master Services Agreement” means the Master Services Agreement dated as of April 24, 2015, the form of which is an exhibit to the Form 10.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties or liabilities or financial condition of the Wireline Companies taken as a whole, (b) the ability of any Loan Party to perform any of its payment obligations under any Loan Document or (c) the rights of or remedies available to any Lender Party under any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Wireline Companies in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, (i) the “principal amount” of the obligations of any Wireline Company in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Wireline Company would be required to pay

Valor Communications Group, Inc.’s Registration Statement on Form S-4 on February 28, 2006, as amended up to July 17, 2006.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tenant” has the meaning given such term in the Master Lease.
“Term Lender” means a Tranche B-5 Lender or a Tranche B-6 Lender.

“Term Loan Extension Effective Date” has the meaning specified in Section 2.07(d)(ii).

“Term Loans” means a Tranche B-5 Term Loan or a Tranche B-6 Term Loan.
“Third Amendment and Restatement Agreement” means the Amendment and Restatement Agreement dated as of February 23, 2012 among the Borrower and certain Agents and Lenders party thereto.
“Third ARCA” means the Third Amended and Restated Credit Agreement dated as of February 23, 2012 in the form attached as Exhibit A to the Third Amendment and Restatement Agreement, as amended and as in effect from time to time before the Fourth ARCA Effective Date.
“Third ARCA Effective Date” has the meaning assigned thereto in Section 5 of the Third Amendment and Restatement Agreement.
“Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower prepared in conformity with GAAP but excluding the value of any outstanding Investments made pursuant to Section 6.04(w).

“Tranche B-5 Lender” means a Lender with an outstanding Tranche B-5 Term Loan.

“Tranche B-5 Maturity Date” means August 8, 2019.
“Tranche B-5 Term Loan” means a Loan made pursuant to Section 2.01(g)(iii) of the Fifth
ARCA.
“Tranche B-6 Commitment” means, with respect to each Lender, the commitment of such Lender to make a Tranche B-6 Term Loan hereunder on the Tranche B-6 Refinancing and Incremental Amendment Effective Date, (x) in the case of any Additional Tranche B-6 Lender, in an amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01, as the same may be (a) reduced from time to time 1 to the Tranche B-6 Refinancing and Incremental Amendment under the caption “Additional Tranche B-6 Commitment”, or (y) in the case of any Continuing Tranche B-6 Lender, in (I) the amount specified in such Lender’s Lender Addendum (as defined in the Tranche B-6 Refinancing and Incremental Amendment) executed in connection with the Tranche B-6 Refinancing and Incremental Amendment (less the principal amount of any Non-Allocated Term Loans (as defined in the Tranche B-6 Refinancing and Incremental Amendment) of such Continuing Tranche B-6 Lender or (II) if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 2.07 and9.04(b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of eachas such Lender’s Tranche B-6 Commitment is set forth on Schedule 2.01 under the caption “Tranche B 6 Commitment”. The, as such amount may be reduced at or prior to such time pursuant to the terms hereof. The initial aggregate amount of the Lenders’ Tranche B-6 Commitments is $600,000,000as of the Tranche B-6 Refinancing and Incremental Amendment Effective Date is $747,000,000.
“Tranche B-6 Incremental Amendment” means the Tranche B-6 Incremental Amendment to this Agreement, dated as of March 29, 2016, among the Borrower, the Administrative Agent and the Tranche B-6 Lenders party thereto.
“Tranche B 6 Incremental Amendment Effective Date” has the meaning specified in the Tranche B 6 Incremental Amendment.
“Tranche B 6 Lead Arranger” means Morgan Stanley Senior Funding, Inc., in its capacity as sole lead arranger in respect of the Tranche B 6 Term Loans.
“Tranche B-6 Lender” means a Lender with a Tranche B-6 Commitment or an outstanding Tranche B-6 Term Loan.
“Tranche B-6 Maturity Date” means March 29, 2021; provided if the Revolving Commitments and Revolving Loans hereunder have not had their maturity extended (or been refinanced) prior to April 24, 2020 such that the Revolving Maturity Date (or any comparable maturity date for replacement loans and commitments) is no earlier than March 29, 2021, the Tranche B-6 Maturity Date shall be April 24, 2020; provided, further, if the 2020 Notes have not been repaid or refinanced prior to July 15, 2020 with indebtedness having a maturity date no earlier than March 29, 2021, the Tranche B-6 Maturity Date shall be July 15, 2020.
“Tranche B-6 Refinancing and Incremental Amendment” means the Tranche B-6 Refinancing and Incremental Amendment to this Agreement, dated as of September 30, 2016, among the Borrower, the Administrative Agent and the Tranche B-6 Lenders party thereto.
“Tranche B-6 Refinancing and Incremental Amendment Effective Date” has the meaning ascribed to “Amendment Effective Date” in the Tranche B-6 Refinancing and Incremental Amendment.
“Tranche B-6 Repricing Transaction” means (a) any prepayment or repayment of Tranche B-6 Term Loans with the proceeds of, or any conversion of Tranche B-6 Term Loans into, any new or replacement tranche of term loans having an All-in Yield less than the All-in Yield applicable to such Tranche B-6 Term Loans the primary purpose of which is to reduce the All-in Yield of such tranche of term loans relative to the Tranche B-6 Term Loans so prepaid, repaid, converted or replaced and (b) any amendment to the Tranche B-6 Term Loans the primary purpose of which is to reduce the All-in Yield applicable to such Tranche B-6 Term Loans.
“Tranche B-6 Term Loan” means a Loan made pursuant to Section 2.01(g)(ii).
“Transaction Liens” means the Liens on Collateral granted by the Loan Parties under the Security Documents.
“Transition Services Agreement” means the Transition Services Agreement dated as of April 24, 2015, the form of which is an exhibit to the Form 10.

Commitment. All Revolving Loans will be made by all Revolving Lenders in accordance with their Revolving Percentages until the Revolving Maturity Date.
(b) The Borrower hereby acknowledges and agrees that, if at any time any Person holds Separated Revolving Loans without holding the Corresponding Commitment:
(i)for the avoidance of doubt, all Revolving Loans shall be funded solely by the holders of the Corresponding Commitment, subject to Section 2.01(b)(ii); and
(ii)for purposes of the terms “Revolving Credit Exposure” and “Revolving Percentages” as used in Section 2.01(a), such Separated Revolving Loans shall be deemed held by the Person holding the Corresponding Commitment.
(c) [Reserved].
(d) [Reserved].
(e) [Reserved].
(f)    [Reserved].
(g)    (i) Tranche B-5 Term Loans. All Tranche B-5 Term Loans outstanding under the Fifth
ARCA on the Sixth ARCA Effective Date shall remain outstanding hereunder on the terms set forth herein.
(ii) Tranche B-6 Term Loans. Subject to the terms and conditions set forth herein and in the Tranche B-6 Refinancing and Incremental Amendment, each Tranche B-6 Lender agrees, severally and not jointly, to make a Tranche B-6 Term Loan (which Tranche B-6 Term Loan may be a continuation of an Existing Tranche B-6 Term Loan) to the Borrower on the Tranche B-6 Refinancing and Incremental Amendment Effective Date in a principal amount equal to its Tranche B-6 Commitment.
(h)    Outstanding Letters of Credit. All Letters of Credit outstanding under the Fifth ARCA on the Sixth ARCA Effective Date shall remain outstanding hereunder on the terms set forth herein.
(i) Incremental Loan Facility. (i) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add one or more additional tranches of loans (“Incremental Loans” and each such tranche, an “Incremental Facility”), provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Event of Default has occurred and is continuing or shall result therefrom, (B) the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.13 and 6.14 recomputed as of the last day of the most-recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), (C) the Secured Leverage Ratio on a Pro Forma Basis computed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) shall not exceed 2.25 to 1.0, and (D) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A), (B) and, if applicable, (C), above, together with reasonably detailed calculations demonstrating compliance with clauses (B) and, if applicable, (C), above. Each Incremental Facility shall be in an amount that is an integral multiple of $5,000,000 and not less than $50,000,000, provided that an Incremental Facility may be in any amount less than $50,000,000 if such amount represents all the remaining availability under the Incremental Facilities pursuant to the immediately preceding sentence.

(ii)The Incremental Loans shall rank pari passu (or at the Borrower’s option, junior) in right of payment in respect of the Collateral and with the obligations in respect of the Revolving Commitments, the Tranche B-5 Term Loans, the Tranche B-6 Term Loans, Incremental Loans, Other Term Loans and Other Revolving Loans. In addition, (A) any Incremental Facility providing for term loans (“Incremental Term Loans”) shall (1) not have a final maturity date earlier than the Latest Maturity Date then in effect or a Weighted Average Life to Maturity that is shorter than the longest remaining Weighted Average Life to Maturity of any Term Loans then outstanding; provided that any Incremental Term Loans in the form of a “Term Loan A” shall not be subject to the restrictions set forth in this clause (1); provided further that, notwithstanding the preceding proviso, no Incremental Term Loans shall have (x) a final maturity date earlier than the Revolving Maturity Date then in effect or the stated final maturity date of the Tranche B-5 Term Loans or the Tranche B-6 Term Loans or (y) a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of the Tranche B-5 Term Loans or the Tranche B-6 Term Loans and (2) for purposes of prepayments, be treated substantially the same as (and in any event no more favorably than) the Tranche B-5 Term Loans and the Tranche B-6 Term Loans, (B) except with respect to pricing (subject to the following proviso) and scheduled amortization (subject to the preceding clause (A)(1)) or to the extent such term is effective only after the Tranche B-5 Maturity Date, such Incremental Term Loans shall have terms that are no more favorable to the lenders providing such Incremental Term Loans than the terms applicable to the Tranche B-5 Term Loans, provided, that if the All-in Yield of any Incremental Term Loans made on or prior to the date that is 18 months following the Refinancing Amendment No. 1 Effective Date exceeds the All-in Yield of any Tranche B-5 Term Loans by more than 0.50%, the Applicable Rate relating to the Tranche B-5 Term Loans shall be adjusted so that the All-in Yield of such Incremental Term Loans shall not exceed the All-in Yield of the Tranche B-5 Term Loans by more than 0.50%, (C) except with respect to pricing (subject to the following proviso) and scheduled amortization (subject to the preceding clause (A)(1)) or to the extent such term is effective only after the Tranche B-6 Maturity Date, such Incremental Term Loans shall have terms that are no more favorable to the lenders providing such Incremental Term Loans than the terms applicable to the Tranche B-6 Term Loans, provided, that if the All-in Yield of any Incremental Term Loans made following the Tranche B-6 Refinancing and Incremental Amendment Effective Date exceeds the All-in Yield of any Tranche B-6 Term Loans by more than 0.50%, the Applicable Rate relating to the Tranche B-6 Term Loans shall be adjusted so that the All-in Yield of such Incremental Term Loans shall not exceed the All-in Yield of the Tranche B-6 Term Loans by more than 0.50% and (D) any Incremental Facility providing for revolving loans (1) shall not have a final maturity date, or a commitment availability period that ends, earlier than the latest Revolving Maturity Date then applicable, (2) may be effected by increasing the Revolving Commitments then having a commitment availability period ending on the latest Revolving Maturity Date and (3) shall be subject to other terms that are similar to the terms then available in the bank financing market to companies having a credit quality similar to the Borrower as determined by a Financial Officer in good faith.

(iii)Each notice from the Borrower pursuant to this Section 2.01(i) shall set forth the requested amount and proposed terms of the relevant Incremental Facility. Such Incremental Facility may be provided by any existing Lender or Additional Lender which shall be reasonably satisfactory to the Borrower and (other than in the case of existing Lenders providing only term loans under such Incremental Facility) and the Administrative Agent; provided that no existing of the Interest Period then applicable thereto, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of such Interest Period.
SECTION 2.07. Termination, Reduction and Extension of Commitments and Term Loans. (a) Unless previously terminated, (i) the Revolving Commitments shall terminate on the Revolving Maturity Date and (ii) the Tranche B-6 Commitments shall terminate immediately after the Borrowing of the Tranche B-6 Term Loans on the Tranche B-6 Refinancing and Incremental Amendment Effective Date.

(b)The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments to the extent, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the consummation of an acquisition, sale or other similar transaction, or the receipt of proceeds from the incurrence or issuance of Indebtedness or Equity Interests or the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(d)Extension of Maturity Date. (i) The Borrower may, upon notice to the Administrative Agent (which shall promptly notify the applicable Class of Lenders or Additional Lenders, as applicable), request one or more extensions of the maturity date applicable to the Revolving Commitments or Other Revolving Commitments, the maturity date applicable to any Class of Term Loans or Other Term Loans, or the maturity date applicable to any Incremental Loans, as applicable, then in effect (such existing maturity date applicable to any Revolving Commitments or Other Revolving Commitments being the “Existing Revolving Maturity Date”, such existing maturity date applicable to any Class of Term Loans or Other Term Loans being the “Existing Term Loan Maturity Date” and such existing maturity date applicable to any Incremental Loans being the “Existing Incremental Loan Maturity Date”) to a date specified in such notice. Within 15 Business Days of delivery of such notice (or such other period as the Borrower and the Administrative Agent shall mutually agree upon), each applicable Revolving Lender, Term Lender or Additional Lender, as the case may be, shall notify the Administrative Agent whether it consents to such extension (which consent may be given or withheld in such Revolving Lender’s, Term Lender’s or Additional Lender’s, as applicable, sole and absolute discretion). Any Revolving Lender, Term Lender or Additional Lender, as applicable, not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the applicable Revolving Lenders, Term Lenders and/or the Additional Lenders of such Revolving Lenders’, Term Lenders’ or the Additional Lenders’ responses, as applicable.

Term Loans or maturity date applicable to any Incremental Loans, as applicable, pursuant to this Section 2.07(d). In addition, with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Existing Revolving Maturity Date shall be reallocated from Non-Extending Revolving Lenders to Extending Revolving Lenders in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the Extending Revolving Lenders, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.
SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each Revolving Lender the then unpaid principal amount of such Lender’s Revolving Loans on the Revolving Maturity Date and (ii) for the account of each Term Lender the then unpaid principal amount of such Lender’s Term Loans as provided in Section 2.09.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be, absent manifest error, prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent; provided that, in order for any such promissory note to be delivered on the Sixth ARCA Effective Date or the Tranche B-6 Refinancing and Incremental Amendment Effective Date, the request therefor shall be delivered no later than two Business Days prior to the Sixth ARCA Effective Date or the Tranche B-6 Refinancing and Incremental Amendment Effective Date, as applicable. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.09. Scheduled Amortization of Term Loans. (a) Subject to adjustment pursuant to Section 2.09(c), the Borrower shall repay (i) Tranche B-5 Term Loans (A) on the last day of each Fiscal Quarter ending on or after March 31, 2014 and prior to the Tranche B-5 Maturity Date in an aggregate principal amount equal to 0.25% of the initial principal amount of Tranche B-5 Term Loans and (B) on the Tranche B-5 Maturity Date in an aggregate principal amount equal to the principal amount of Tranche B-5 Term Loans then outstanding and (ii) Tranche B-6 Term Loans (A) on the last day of each Fiscal Quarter ending on or after JuneSeptember 30, 2016 and prior to the Tranche B-6

Maturity Date in an aggregate principal amount equal to 0.25% of the initialaggregate principal amount of Tranche B-6 Term Loans outstanding on the Tranche B-6 Refinancing and Incremental Amendment Effective Date (after giving effect to the Tranche B-6 Refinancing and Incremental Amendment) and (B) on the Tranche B-6 Maturity Date in an aggregate principal amount equal to the principal amount of Tranche B-6 Term Loans then outstanding.

(b)To the extent not previously paid, (i) all Tranche B-5 Term Loans shall be due and payable on the Tranche B-5 Maturity Date and (ii) all Tranche B-6 Term Loans shall be due and payable on the Tranche B-6 Maturity Date.

(c)Any prepayment of Term Loans of any Class will be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section, in the case of mandatory prepayments, in direct order of maturity, and in the case of voluntary prepayments, ratably.

(d)Before repaying any Term Loans of any Class pursuant to this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each such repayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing and shall be accompanied by accrued interest on the amount repaid.

SECTION 2.10. Optional and Mandatory Prepayment of Loans. (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty but subject to Section 2.15 and the requirements of this Section.

(b)[Reserved].

(c)Asset Dispositions.

(i)Subject to Section 2.10(c)(iii) and Section 2.10(j), within five Business Days after any Net Proceeds are received by or on behalf of any Wireline Company in respect of any Asset Disposition other than an Applicable Asset Disposition, the Borrower shall prepay Term Borrowings in an aggregate amount equal to such Net Proceeds.

(ii)Subject to Section 2.10(c)(iii) and Section 2.10(j), within five Business Days after any Net Proceeds of an Applicable Asset Disposition (any such Net Proceeds, “Applicable Net Proceeds”) are received by or on behalf of any Wireline Company, the Borrower shall prepay Term Borrowings in an aggregate amount equal to (A) if and to the extent such Applicable Net Proceeds are otherwise required to be applied to prepay, repay or repurchase (or to offer to prepay, repay or repurchase) any Restricted Indebtedness (other than the Applicable Indebtedness), the amount of such Applicable Net Proceeds required to be so applied; and (B) without duplication of any amounts described in clause (A), an amount equal to the Financing Percentage times such Applicable Net Proceeds; provided that solely with respect to this Section 2.10(c)(ii)(B), the Wireline Companies may, not later than five Business Days following the receipt of such Applicable Net Proceeds, apply up to the Financing Percentage times such Applicable Net Proceeds to repay the Applicable Indebtedness incurred with respect to such Applicable Asset Disposition, and any amount of such Applicable Net Proceeds so applied shall not be required to be applied to the prepayment of Term Borrowings.

prepayments of any Class of Term Loan shall be applied in accordance with the second sentence of Section 2.10(i). In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the aggregate amount of such prepayment shall be allocated among the Term Borrowings of each Class pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class, provided however that any Tranche B-5 Lender and any Tranche B-6 Lender may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Tranche B-5 Term Loans or its Tranche B-6 Term Loans, as applicable, pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans of any such Class but was so declined shall be applied to prepay Term Borrowings of the other Classes on a ratable basis (subject to the rights of the Tranche B-5 Lenders and the Tranche B-6 Lenders to decline such payments as set forth in this proviso) until no Term Borrowings of any other Class remain outstanding. All optional or mandatory prepayments of Revolving Borrowings made at a time when Revolving Borrowings of more than one Class remain outstanding shall be allocated among the Revolving Borrowings of each Class pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class. All optional or mandatory prepayments of a Revolving Borrowing shall be applied in accordance with the second sentence of Section 2.10(i).

(f)Accrued Interest. Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.12.

(g)Optional Prepayment of Tranche B-6 Term Loans. Upon any prepayment or repricing of the Tranche B-6 Term Loans as part of a Tranche B-6 Repricing Transaction prior to the date that is six months after the Tranche B-6 Refinancing and Incremental Amendment Effective Date, the Borrower shall pay a prepayment premium equal to 1.0% of the principal amount of the Tranche B-6 Term Loans prepaid or 1.0% of the principal repriced pursuant to such Tranche B-6 Repricing Transaction, as the case may be (the “Prepayment Fee”). Any such Prepayment Fee shall be paid to the Administrative Agent for the ratable benefit of the affected Lenders; provided that any Lender agreeing to such a Tranche B-6 Repricing Transaction may agree to waive any Prepayment Fee payable to it.

(h)Notice of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07; provided further that, the Borrower may deliver a conditional prepayment notice subject to the proviso in Section 2.07(c). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(i)Partial Prepayments. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as needed to apply fully the required amount of a mandatory prepayment or to allocate an optional prepayment of Term Loans or Revolving Loans as required by paragraph (e) of this Section. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid

SECTION 5.07. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, with the opportunity for the Borrower to be present, its independent accountants, all at such reasonable times and as often as reasonably requested; provided that (x), unless an Event of Default has occurred and is continuing, the Borrower shall not be required by this Agreement to pay for more than one visit per year by the Administrative Agent and (y) the Lenders shall coordinate any visits through the Administrative Agent; provided further that (x) no Wireline Company shall be required to disclose or permit the discussion of, the examination of or the making of extracts from any matter, document or other information (i) if disclosure thereof to the Administrative Agent or to a Lender would be prohibited by applicable law or by any contractual obligation binding on such Wireline Company (and not entered into with the intent of avoiding such disclosure), (ii) if the relevant information is subject to attorney-client or similar privilege or constitutes attorney work product or (iii) if such disclosure or examination would constitute the disclosure or examination of non-financial trade secrets or non-financial proprietary information and (y) for the avoidance of doubt, any information disclosed pursuant to this Section 5.07 shall be subject to Section 9.12.
SECTION 5.08. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.09. Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans will be used only for Permitted Acquisitions and for working capital and other general corporate purposes of the Wireline Companies. The proceeds of any Incremental Facility will be used only as provided in Section 2.01(i)(iii) and in the Incremental Facility Amendment. No part of the proceeds of any Loan or Letters of Credit will be used, whether directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or for any other purpose, in each case that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support general corporate obligations of the Wireline Companies. The proceeds of the Tranche B-6 Term Loans shall be utilized (i) to the extent constituting Other Term Loans, on the Tranche B-6 Refinancing and Incremental Amendment Effective Date, to refinance in full the Existing Tranche B-6 Term Loans shall be utilized in full on the Tranche B 6 Incremental Amendment Effective Date (i) to refinanceand (ii) otherwise, (A) to redeem all or a portion of the 2017 Notes and to pay related fees and expenses and (ii) in the event that not less than $450,000,000 aggregate principal amount of the 2017 Notes have been refinanced after March 14, 2016 (the “2017 Notes Repayment Requirement”)B) for general corporate purposes, including without limitation, to refinance in full or in part any other series of outstanding notes of the Borrower or its Subsidiariessubsidiaries and to pay related fees and expenses; provided, however, that the Borrower may use the proceeds of the Tranche B 6 Term Loans to temporarily repay outstanding Revolving Loans on the Tranche B 6 Incremental Amendment Effective Date so long as (unless otherwise agreed by Tranche B 6 Lead Arranger in writing in its sole discretion) at all times thereafter until the 2017 Notes Repayment Requirement has been met, the Borrower maintains unused Revolving Commitments in an aggregate amount available to permit redemption or repurchase of 2017 Notes in an amount sufficient to meet the 2017 Notes Repayment Requirement..
SECTION 5.10. Additional Subsidiaries. If any additional Subsidiary, other than an Insignificant Subsidiary, a Notes SPV or a Special Purpose Receivables Subsidiary, is formed or acquired after the Sixth ARCA Effective Date, the Borrower will, within ten Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Collateral Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary held by a Loan Party and any Indebtedness of such Subsidiary owed to a Loan Party. If at any time any Subsidiary that is not then a Loan Party, other than (A) an Insignificant Subsidiary, (B) prior to the PAETEC Notes Redemption Date, a Qualified PAETEC Group Member, (C) a Notes SPV, (D) any Subsidiary listed on Schedule 5.10 or (E) a Special Purpose Receivables Subsidiary, (x) is a wholly-owned Domestic Subsidiary and is permitted by applicable law or regulation (without the need to obtain any Governmental Authorization) to Guarantee the Facility Obligations or (y) Guarantees any Loan Party’s obligations in respect of any AC Holdings Bonds or any other Indebtedness (other than Indebtedness created under the Loan Documents), the Borrower shall promptly cause (A) such Subsidiary to Guarantee the Facility Obligations pursuant to the Guarantee Agreement (in the case of any Subsidiary described in clause (y), on terms no less favorable to the Lenders than those applicable under such Guarantee of other Indebtedness) and (B) the other provisions of the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, whereupon such Subsidiary will become a “Guarantor” and “Lien Grantor” for purposes of the Loan Documents. The Borrower will not, and will not permit any of its Subsidiaries to, form or acquire any Subsidiary (other than Insignificant Subsidiaries and other than (i) any Notes SPV, (ii) prior to the PAETEC Notes Redemption Date, any Qualified PAETEC Group Member and (iii) any Special Purpose Receivables Subsidiary) after the Sixth ARCA Effective Date unless either (x) all of the Equity Interests in such Subsidiary shall be directly held by a Loan Party or (y) such Subsidiary shall have Guaranteed the Facility Obligations pursuant to the Guarantee Agreement and shall have satisfied the other provisions of the Collateral and Guarantee Requirement with respect to such Subsidiary. Prior to the PAETEC Notes Redemption Date, the Borrower will not permit any PAETEC Group Member to form or acquire any Subsidiary except for the purpose of reorganizing the organizational structure or form of organization of any of the PAETEC Group Members. For the avoidance of doubt, from and after the PAETEC Notes Redemption Date, any Qualified PAETEC Group Member not previously subject to the requirements set forth in this Section 5.10 shall be subject to the requirements set forth in this Section 5.10 as if such Qualified PAETEC Group Member became a Subsidiary on such date.
SECTION 5.11. Further Assurances. (a) Each Loan Party will execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings and other documents), that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the Borrower’s expense. The Borrower will provide to the Collateral Agent, from time to time upon any reasonable request from the Collateral Agent, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens intended to be created by the Security Documents.
(b)    If any material assets (other than (i) any real property or improvements thereto or any interest therein, (ii) any RUS Grant Funds, (iii) any asset purchased with RUS Grant Funds and any proceeds thereof or (iv) Notes Escrowed Proceeds) are acquired by any Loan Party after the Sixth ARCA Effective Date (other than assets constituting Collateral that become subject to Transaction Liens upon acquisition thereof), the Borrower will notify the Collateral Agent thereof, and, if requested by the Collateral Agent or the Required Lenders, will cause such assets to be subjected to a Transaction Lien securing the Secured Obligations and will take, or cause the relevant Guarantor to take, such actions as

SCHEDULE 1

Additional Tranche B-6 Lender	Additional Tranche B-6 Commitment

JPMorgan Chase Bank, N.A.	$325,043,091.41
Total	$325,043,091.41